Exhibit 10.2

CGSH Comment October 27, 2023 DRAFT OCTOBER 6 2023

AMENDMENT TO

ASSET PURCHASE AGREEMENT

dated as of November 6, 2023

BY AND BETWEEN:

BITMAIN TECHNOLOGIES DELAWARE LIMITED

(as Vendor)

- and -

CORE SCIENTIFIC, INC.

(as Purchaser)

AMENDMENT TO ASSET PURCHASE AGREEMENT

This AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment Agreement”), is made as of November 6, 2023 (the “Execution Date”), by and between Bitmain Technologies Delaware Limited, a corporation organized under the laws of the State of Delaware (“Vendor”), and Core Scientific, Inc., a corporation organized under the laws of the State of Delaware (“Purchaser” and, together with Vendor, the “Parties”).

WHEREAS:

A.

Purchaser and certain of its affiliates are debtors-in-possession under title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”) and, on December 21, 2022, filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (such court, the “Bankruptcy Court” and, such cases, the “Bankruptcy Cases”); and

B.

Purchaser and Vendor entered into that certain Asset Purchase Agreement (the “Asset Purchase Agreement”) dated as of September 5, 2023 pursuant to which Purchaser agreed to purchase, and Vendor agreed to sell, convey, assign, transfer and deliver to Purchaser, the Purchased Assets, as more fully described in the Schedule A attached to the Asset Purchase Agreement (the “Purchased Assets”) in accordance with the terms and conditions of set forth in the Asset Purchase Agreement.

C.	Purchaser and Vendor desire to amend the Asset Purchase Agreement to modify certain provisions of the Asset Purchase Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations, warranties and indemnities of the Parties herein contained and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each Party, the Parties agree as follows:

Capitalized terms used but not defined in this Amendment Agreement shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

“Article 1.1 Defined Terms” is amended to as follows:

“Final Closing” means the date of delivery of the final Installment of the Purchased Assets as provided in Revised Installment Schedule B.

Delete the definition of “Installment A”

Delete the definition of “Installment B”

Delete the definition of “Installment C”

“Sale Motion” means the motion or motions of Purchaser, in form and substance reasonably acceptable to Purchaser and Vendor, seeking approval and entry of the Sale Order.

“Sale Order” shall be a final order or orders of the Bankruptcy Court, in form and substance reasonably acceptable to Vendor and Purchaser, approving this Agreement and the Amendment Agreement and the terms and conditions hereof and thereof, and approving and authorizing Purchaser to consummate the transactions contemplated by this Agreement, as amended by the Amendment Agreement.

Insert additional definitions to read as follows:

“Order 9” means Order 9 to the Master Services Agreement dated as of September 7, 2021 for the limited purpose of providing an agreement between the parties with respect to Purchased Assets delivered to Purchaser prior to the Final Closing for each unit delivered.

All other provisions of Article 1.1 remain unchanged.

“Article 1.5 Schedules” is amended to read as follows:

“Schedules” is amended to read as follows:

The following schedules attached to this Agreement form an integral part of this Agreement for all purposes:

Schedule A - Purchased Assets

Schedule B - Revised Installment Schedule (attached to the Amendment Agreement)

Schedule C - Order [9] (attached to the Amendment Agreement)

“Article 2.3 Operation of Purchased Assets” is inserted after Article 2.2 to read as follows:

With respect to Purchased Assets delivered to Purchaser prior to the Final Closing pursuant to Order [9] (the “Delivered Assets”), Purchaser may operate such Delivered Assets provided that Purchaser shall sell any and all of the mining proceeds earned from the operation of such Delivered Assets and transfer all funds received from the disposal of such mining proceeds to Vendor’s designated account in U.S. Dollars ($) and/or USDT on a weekly basis on each Friday prior to the Final Closing and on the Final Closing. The aggregate amount of funds received by Vendor from Purchaser pursuant to this Article 2.3, whether in the form of U.S. Dollars ($) or USDT, shall be deemed as partial payment of the Cash Consideration.

For the avoidance of doubt, nothing in this Article 2.3 or Order [9] is intended to and does not constitute a lease of any real or personal property or grant of any other property interest in the Delivered Assets.

“Article 8.1 Bankruptcy Court Filings” is amended to read as follows:

(a)	As promptly as practicable following the execution of this Agreement, Purchaser shall file with the Bankruptcy Court the Sale Motion seeking entry of the Sale Order.

All other provisions of Article 8.1 remain unchanged.

“Article 13.1 Entire Agreement” is amended to read as follows:

The Asset Purchase Agreement as amended by this Amendment Agreement (including Order [9]) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

“Article 13.5 Amendments and Waivers” is amended to read as follows:

No amendment or waiver of any provision of the Asset Purchase Agreement as amended by the Amendment Agreement shall be binding on either Party unless consented to in writing by such Party. No waiver of any provision of the Asset Purchase Agreement as amended by the Amendment Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided.

“Schedule B of the Asset Purchase Agreement” is replaced by a new SCHEDULE B attached.

The Asset Purchase Agreement is amended to add SCHEDULE C, as attached.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each Party has caused this Amendment to Asset Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

Core Scientific, Inc.

By:	/s/ Adam Sullivan
Name: Adam Sullivan
Title: Chief Executive Officer

Bitmain Technologies Delaware Limited

By:	/s/ Cheng Ran
Name:	Cheng Ran
Title:

SCHEDULE B

Revised Installment Schedule

Purchase Price Payment Timing	Date	Cash	Equity	% of Total
	No later than five (5) Business Days following the Effective Date, unless otherwise agreed by Purchaser (“Payment A”)	$7,705,670.10 *	$53,939,690.72	80%
	On or before the date that is thirty (30) days after the Effective Date, unless otherwise agreed by Purchaser (“Payment B”)	$7,705,670.10 *	None.	10%
	On or before the date that is sixty (60) days after the Effective Date, unless otherwise agreed by Purchaser (“Payment C”)	$7,705,670.10 *	None.	10%
	Total	$23,117,010.31	$53,939,690.72 paid-in Core Scientific Equity	100%

Unit Delivery to Carrier Timing (“Shipping Period”) (each delivery, an “Installment”)	The Delivered Assets will be delivered to the Purchaser prior to the Effective Date pursuant to Article 2.3 of the Asset Purchase Agreement. Title to the Delivered Assets will be transferred to Purchaser upon payment of Each of Payment A, Payment B and Payment C.

Title to Delivered Assets will be transferred to Purchaser upon payment by Purchaser of each installment payment proportionate to the ratio of such payment amount to the aggregate consideration to be paid.

*

The aggregate amount of funds received by Vendor from Purchaser pursuant to Article 2.3 of the Asset Purchase Agreement shall be deemed as partial payment of the Cash Consideration. In addition, Purchaser shall reimburse Vendor for any shipping charges and import, custom and other duties paid on behalf of Purchaser related to the shipping and delivery of the Delivered Assets as provided in Section 2.2 of the Asset Purchase Agreement.

The shares of Equity Consideration will be delivered to and registered in the name of:

[Redacted]

SCHEDULE C

MASTER SERVICES AGREEMENT ORDER #9

This Order, including the terms and conditions hereunder, incorporates by reference the terms of the Master Services Agreement dated as of September 7, 2021 (the “Agreement”) between Company and Client (as defined below). If any terms of this Order conflict with the terms of the Agreement, the terms of this Order shall govern with

Estimated Commencement Date: *Or the actual date of deployment of Units	Estimated Deployment Month	Estimated Delivery Date	Quantity & Type of Units (the “Units”)	Assumed power consumption per Unit (KWh)	Hosting- Services Rate (KWh):
11/01/2023	NOV 2023	11/15/2023	27,000 Antminer S19jXP 151TH or equivalent	3.247	$0.0745

respect to this Order. Capitalized terms used but not defined in this Order shall have the meanings ascribed in the Agreement.

Facility:	Units will be operated in Company facilities as listed and as determined by Company.

Hosting-Services Rate:	Rate above is subject to any increases, changes in, or introduction or administration of, any new taxes or changes in existing tax rates, levies, tariffs or governmental fees and charges with respect to the provision of Services, or increases or changes in utility costs or energy for one or more Company Facilities where Client’s Equipment is hosted, Company may, in its sole and absolute discretion, pass through all such amounts to Client (“Increased Costs”)

Payments Due Prior to Installation:

Payment Due Date	Payment Total (USD)	Payment Breakdown
NA	NA	•

Fees:

Equipment Deployment Fee: $0/Unit, a one-time fee payable as provided above.

Essential Infrastructure Fee: $0/Unit payable monthly

Fees payable pursuant to Section 4 in connection with Service Termination/Suspension

Equipment Disconnection & Removal fee: $0/Unit or, in the event that the Final Closing of the Asset Purchase Agreement as amended by this Amendment to Asset Purchase Agreement fails to take place as contemplated thereunder, $25/Unit Equipment Storage Fee: $0/Unit per month or, in the event that the Final Closing of the Asset Purchase Agreement as amended by this Amendment to Asset Purchase Agreement fails to take place as contemplated thereunder, $10/Unit per month

Order Term. Subject to acceptance by Company, the term of this Order shall commence on the date one or more Units pursuant to an order are racked and hashing (the “Commencement Date”) and continue until the second anniversary of the Commencement Date(s) (the “Term”), unless sooner terminated (i) by Company, as provided below, (ii) by mutual agreement of the parties, or (iii) pursuant to Section 4 of the Agreement. In addition, the term of this Order shall terminate with respect to any Units identified above on the Closing Date with respect to such Units as such term is defined in the Asset Purchase Agreement dated September 5, 2023 as amended by the Amendment to Asset Purchase Agreement dated October [], 2023 (the “Asset Purchase Agreement as amended”) and with respect to all Units referenced above on the Final Closing Date as such term is defined in the Asset Purchase Agreement as amended.

Fees. Client shall pay the fees provided for in this Order only after a “Termination” as provided for in the Asset Purchase Agreement as amended. The Fees, if any, for Services will be determined initially by reference to the assumed power consumption per Unit of each deployed Unit, multiplied by the Hosting-Services Rate (each as set forth above in this Order) subject to adjustment in accordance with Section 4 of the Agreement. Subsequent invoices will contain any additional charges incurred by Client and adjustments resulting from any differences between the Fees for Services invoiced in the preceding month and the Fee for Services based on Company’s determination of power utilized by Client during that month, as well as any adjustments to Company’s estimate of power to be utilized by Client in the upcoming month. Fees for Services for each month shall be paid in advance, in accordance with Section 3 of the Agreement.

Estimated Delivery Date: N/A.

Non-standard Code/Settings. Client shall indemnify, defend and hold harmless Company and its affiliates, stockholders, directors, officers, employees, subcontractors and invitees from and against any losses, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising from or relating to Client’s installation or use of any non-standard software, firmware, or settings in connection with the Client Equipment.

Purchase/Delivery/Installation Schedule for Units: The Client shall bear any, and all costs and expenses associated with shipping, importing, and transporting the Units to the Facility as provided above.

Client agrees and confirms that:

(i)	It has not entered into any agreement that would interfere with Company’s exercise of its remedies under section 4.d of the Agreement.

(ii)	Neither Client nor Client’s customers will use the Services for any illegal activity; and

(iii)	Neither Client nor its customers are subject to any sanctions imposed by the Office of Foreign Asset control of the U.S. Department of the Treasury.

**

By:	/s/ Cheng Ran
Bitmain Technologies Georgia Limited “Client”
Name:	Cheng Ran
Title:
Date:

By:	/s/ Adam Sullivan
Core Scientific, Inc., “Company”
Name:	Adam Sullivan
Title:	CEO
Date:	11/6/2023